CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2023, relating to the financial statements and financial highlights of High Yield ETF, a series of Exchange Listed Funds Trust, for the year ended June 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 27, 2023